SECOND RESTATED INTERCREDITOR AGREEMENT

      This SECOND RESTATED INTERCREDITOR AGREEMENT (the "Agreement") is made and effective as of November __, 2003, by and among Bristol Investment Fund, Ltd. ("Bristol"), Alpha Capital Aktiengesellschaft, ("Alpha"), SDS Capital Group SPC, Ltd. ("SDS") and Stonestreet Limited Partnership ("Stonestreet") (Bristol is referred to as the "First Creditor", Alpha is referred to as the "Second Creditor", Alpha, SDS and Bristol are collectively referred to as the "Third Creditor", Stonestreet is referred to as the "Fourth Creditor", Alpha, Bristol, SDS and Stonestreet are collectively referred to as the "Fifth Creditor" and the First Creditor, the Second Creditor, the Third Creditor, the Fourth Creditor and the Fifth Creditor are collectively referred to as the "Creditors"). This Agreement shall replace and supercede the Intercreditor Agreement dated May 9, 2003 entered into by and between the Company and Alpha and Bristol and the Restated Interecreditor Agreement entered into by and between the Company and Alpha, Bristol, SDS and Stonestreet.

                                    RECITALS

      WHEREAS, Amnis Systems Inc. (the "Company") has granted in favor of the First Creditor a security interest in all of the assets of the Company (the "First Creditor Security Interest"), pursuant to that certain Securities Purchase Agreement, dated as of December 28, 2001, by and among the Company and the signatories thereto (the "First Transaction"), which Security Interest secures the Company's obligation under the debentures issued to the First Creditor at the First Transaction (the "First Debentures");

      WHEREAS, at the time of the closing of the First Transaction, the First Creditor Security Interest was subordinate to the security interest in the assets of the Company granted by the Company to Pacific Business Funding Corporation ("PBF") to secure the Company's obligations under a Factoring Agreement dated September 29, 1998 between the Company and PBF (the "Senior Security Interest"), which Senior Security Interest was purchased and assigned to the First Creditor pursuant to the Assignment Agreement dated as of May 2, 2003 between PBF and the First Creditor (the "Assignment") for US$112,500 (the "Senior Security Interest Purchase Price");

      WHEREAS, the First Creditor has assigned a portion of the Senior Security Interest to the Second Creditor pursuant to a Purchase Agreement dated May 8, 2003, between the First Creditor and Second Creditor (the "Purchase Agreement") in exchange for payment by the Second Creditor of US$80,357 of the Senior Security Interest Purchase Price, which amount represents the percentage of Second Creditor's total investment in the Company to the total collective investment of First Creditor and Second Creditor as of the date of the Purchase Agreement, multiplied by the Senior Security Interest Purchase Price;

      WHEREAS, the Company has granted in favor of the Second Creditor a security interest in the assets of the Company (the "Second Security Interest"), pursuant to the that certain Modification Agreement dated May 9, 2003 (the "Second Transaction") which modifies the Amended and Restated Unit Purchase Agreement, dated June 18, 2002, by and among the Company and the signatories thereto, which Second Security Interest secures the Company's obligation under the notes issued to the Second Creditor at the Second Transaction (the "Second Notes");


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      WHEREAS, the Company has granted in favor of the Third Creditor a security interest in the assets of the Company (the "Third Security Interest"), pursuant to that certain Securities Purchase Agreement dated May 9, 2003 (the "Third Transaction"), which Security Interest secures the Company's obligation under the debentures issued to the Third Creditor at the Third Transaction (the "Third Debentures");

      WHEREAS, the Company has granted in favor of the Fourth Creditor a security interest in the assets of the Company (the "Fourth Security Interest"), pursuant to that certain Securities Purchase Agreement dated September 12, 2003 (the "Fourth Transaction"), which Security Interest secures the Company's obligation under the debentures issued to the Fourth Creditor at the Fourth Transaction (the "Fourth Debentures");

      WHEREAS, the Company has granted in favor of the Fifth Creditor a security interest in the assets of the Company (the "Fifth Security Interest"), pursuant to that certain Securities Purchase Agreement dated November __, 2003 (the "Fifth Transaction"), which Security Interest secures the Company's obligation under the debentures issued to the Fourth Creditor at the Fourth Transaction (the "Fifth Debentures");

      WHEREAS, the Creditors wish to memorialize their agreement concerning their respective rights, duties and obligations to one another with respect to the security interests (the "Security Interests") granted in connection with the First Transaction, the Assignment, the Second Transaction, the Third Transaction, the Fourth Transaction and the Fifth Transaction (collectively referred to herein as the "Financing Documents");

      NOW, THEREFORE, in consideration of the mutual covenants herein, their respective performances and benefits pertaining to the Financing Documents, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Ranking.

      1.1 The Security Interests shall rank in the following order of priority:

            1.1.1 Senior Security Interest in respect of any sums secured or owed to the First Creditor pursuant to the Assignment and Senior Security Interest in respect of any sums secured or owed to the Second Creditor pursuant to the Purchase Agreement pari passu and pro-rata in proportion to each contribution by the First Creditor and Second Creditor to the Senior Security Interest Purchase Price;

            1.1.2 First Creditor Security Interest in respect of any sums secured or owed to the First Creditor pursuant to the First Transaction;

            1.1.3 Second Security Interest in respect of any sums secured or owed to the


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                  Second Creditors pursuant to the Second Transaction;

            1.1.4 Third Security Interest in respect of any sums secured or owed to the Third Creditors pursuant to the Third Transaction;

            1.1.5 Fourth Security Interest in respect of any sums secured or owed to the Fourth Creditors pursuant to the Fourth Transaction; and

            1.1.6 Fifth Security Interest in respect of any sums secured or owed to the Fifth Creditors pursuant to the Fifth Transaction;

      1.2 If an Event of Default (as defined in the First Debentures, Second Notes, Third Debentures, the Fourth Debentures and the Fifth Debentures) occurs and any party hereto receives payment from the Company not in compliance with this Agreement, the other parties hereto shall be immediately notified and such payment shall be shared with all of the other Creditors as set forth above.

      1.3 If an Event of Default occurs and any party hereto collects proceeds pursuant to its rights under any of the Financing Documents, the other parties shall be immediately notified and such payment shall be shared with all of the other Creditors as set forth above.

      1.4 Notwithstanding any other provision in this Agreement, adjustments shall be made between the Creditors from time to time to reflect the fact that any contingent obligation taken into account as an obligation under the First, Second, Third, Fourth or Fifth Transactions becomes satisfied or incapable of maturing into an actual obligation.

2. Indemnification by Each Creditor. Each Creditor shall indemnify, defend, and hold harmless the other Creditors against and in respect of any and all liability, claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorney's fees, including those arising from settlement negotiations, that the other Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by a Creditor to perform under, Section 1.2 or 1.3 of this Agreement.

4.    Miscellaneous.

            4.1 Assignment. The rights and obligations of the parties under this Agreement may not be assigned or assumed without the prior written consent of all parties.

            4.2 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and successors.


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            4.3 Parties in Interest. Except as expressly provided in this
      Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action over against any party to this Agreement.

            4.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

            4.5 Amendment. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

            4.6 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            4.7 Notices. Notices given under this Agreement shall be delivered as set forth in the purchase agreement to the Second Transaction.

            4.8 Governing Law and Venue. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, and any action or proceeding, including arbitration, brought by any party in which this Agreement is a subject, shall be brought in New York County, New York.

            4.9 Effect of Headings. The headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

            4.10 Invalidity. Any provision of this Agreement which is invalid, void, or illegal, shall not affect, impair, or invalidate any other provision of this Agreement, and such other provisions of this Agreement shall remain in full force and effect.

            4.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

            4.12 Number and Gender. When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders.


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            4.13 Further Assurances. Each party to this Agreement agrees to execute further instruments as may be necessary or desirable to carry out this Agreement, provided the party requesting such further action shall bear all related costs and expenses.

            4.14 Professional Fees and Costs. If any legal or equitable action, arbitration, or other proceeding, whether on the merits or on motion, are brought or undertaken, or an attorney retained, to enforce this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, then the successful or prevailing party or parties in such undertaking (or the party that would prevail if an action were brought) shall be entitled to recover reasonable attorney's fees and other professional fees and other costs incurred in such action, proceeding, or discussions, in addition to any other relief to which such party may be entitled. The parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such party reasonably incurs expenses.

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                [SIGNATURE PAGE RESTATED INTERCREDITOR AGREEMENT]

      IN WITNESS WHEREOF, this Agreement has been duly executed by the Creditors as of the day and year first written above.

BRISTOL INVESTMENT FUND, LTD.           ALPHA CAPITAL AKTIENGESELLSCHAFT

By: _______________________________     By: ____________________________________
    Name:                                   Name:
    Title:                                  Title:


SDS CAPITAL GROUP SPC, LTD.             STONESTREET LIMITED PARTNERSHIP

By: _______________________________     By: ____________________________________
    Name:                                   Name:
    Title:                                  Title:


Acknowledged:

___________________________________
Amy Wang - Collateral Agent


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